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                                                                     EXHIBIT 21

                                SUBSIDIARY LIST
                            AS OF NOVEMBER 19, 2002

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
                                              STATE OF                                             OWNERSHIP
NAME OF SUBSIDIARY                          ORGANIZATION              OWNED BY                     PERCENTAGE

American Healthways Services, Inc.               DE           American Healthways, Inc.               100%

Arthritis and Osteoporosis Care Center, Inc.     DE           American Healthways, Inc.               100%

American Healthways Management, Inc.             DE           American Healthways, Inc.               100%

CareSteps.com, Inc.                              DE           American Healthways, Inc.               100%

Axonal Information Solutions, Inc.               DE           CareSteps.com, Inc.                     100%
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